EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. ANNOUNCES
FIRST QUARTER OPERATING RESULTS

Company demonstrates record growth in contracts, users of its product suite, supported worldwide research sites, and margin as adoption rates advance

     CLEVELAND, Ohio (May 13 2003) — DATATRAK International, Inc. (Nasdaq: “DATA”), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry, today reported its operating results for the first quarter of 2003.

     For the three months ended March 31, 2003, revenue increased 79% to $1,457,000, and the Company reported a net loss of ($495,000), or ($0.09) per share. These results compared with revenue of $816,000 and a net loss of ($1,771,000), or ($0.34) per share, in the first quarter of 2002.

     DATATRAK’s backlog currently stands at $12.7 million. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not yet been signed. All contracts are subject to possible delays or cancellation or they can change in scope in a positive or negative direction. Therefore, the current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue.

     “It is gratifying to see the progress made by the Company in the first quarter of 2003, as demonstrated by records being set in contracts, margins and users of our product suite”, stated Dr. Jeffrey A. Green, President & Chief Executive Officer of DATATRAK International, Inc. “Though there is still much more exciting growth to be realized in this significant market, all of these parameters undoubtedly illustrate adoption rates for EDC and DATATRAK that are steadily advancing. For a variety of reasons, I believe that 2003 will represent a significant turning point for our Company. Additionally, the full effect of our cost containment actions from 2002 were seen this quarter with a 72% improvement in the net loss compared to last year’s first quarter. Our cash used in operating activities declined from over $800,000 in the first quarter of 2002 to less than $200,000 for the quarter just ended. Our cash position remains above projections. Though we still expect to show a net loss for the full year, given our visibility on the current level of project and customer additions, we remain confident that cash flow from operations will turn positive in the latter half of 2003. Beyond this general guidance, which I believe is very positive, we will let actual developments and results speak for themselves and we will inform the markets of any significant changes in these expectations.”

     The Company will also host a conference call today at 4:30 p.m. EDT. To participate in the call, participants are asked to dial 973-317-5319 a few minutes before 4:30 p.m. EDT. A replay of the conference call will be available at approximately 6:30 p.m. EDT on May 13, 2003, and will run until 12:00 a.m. EDT on May 21, 2003. The replay can be accessed by dialing 973-709-2089. The access code is #292421.

     DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC™ and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC™ was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC™ can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC™ software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in 40 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 13 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common stock is listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatraknet.com or www.datatraknet.de.

     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC™ software; the development and fluctuations in the market for EDC technology; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black

President and Chief Executive Officer	Chief Financial Officer

DATATRAK International, Inc.	DATATRAK International, Inc.

440/443-0082 x112	440/443-0082 x110

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	March 31, 2003	December 31, 2002

Cash and investments	$2,260,945	$2,467,919

Accounts receivable, net	645,096	883,584

Other	1,735,826	1,954,071

Total assets	$4,641,867	$5,305,574

Accounts payable and other current liabilities	$1,905,320	$2,050,978

Long-term liabilities	—	23,979

Shareholders’ equity	2,736,547	3,230,617

Total liabilities and shareholders’ equity	$4,641,867	$5,305,574

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three
	Months Ended March 31,

	2003	2002

Revenue	$1,456,584	$815,865

Direct costs	353,882	433,940

Gross profit	1,102,702	381,925

Selling, general and administrative expenses	1,339,133	1,925,934

Depreciation and amortization	262,068	256,227

Loss from operations	(498,499)	(1,800,236)

Other income, net	3,602	29,075

Net loss	$(494,897)	$(1,771,161)

Basic and diluted net loss per share	$(0.09)	$(0.34)

Weighted average common shares outstanding	5,263,836	5,156,724